Exhibit 99.1

CarCharging Acquires Beam Charging, New York City’s Largest Electric Vehicle Charging Service Provider
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Consolidation of Electric Car Charging Networks Establishes CarCharging as the Dominant Player in New York’s EV Charging Market

February 28, 2013 - MIAMI BEACH, FL – Car Charging Group, Inc. (OTCQB: CCGI) (“CarCharging”), a nationwide provider of convenient electric vehicle (EV) charging services, announced the closing of the acquisition of Beam Charging, LLC (“Beam”).  Founded in 2010 and based in New York City, Beam is the largest EV charging service provider in the New York City metro area.

Together, CarCharging and Beam operate the majority of all EV charging points throughout New York City, and have existing agreements with Central Parking, and Icon Parking, as well as Simon Properties. Beam’s partnerships with additional garage companies, such as Garage Management Company, Sylvan Parking, and Imperial Parking, expands CarCharging’s current list of more than 45 strategic partnerships including retail, multifamily residential and commercial property owners, municipalities, and parking garage management companies. Beam provides CarCharging with over 400 additional parking garages under contract in New York City, and the combined entity is positioned to provide the largest EV charging infrastructure to EV drivers in New York and beyond.  In addition to CarCharging’s nationwide network of EV charging stations, CarCharging and Beam overlap in areas, such as Boston, Massachusetts and Washington, D.C., and are now jointly expanding into Philadelphia, Pennsylvania.

“As New York expands its environmental initiatives and aims to become a national leader in the EV market, as announced by Mayor Bloomberg earlier this month, we are proud to continue to serve as the leader in EV charging services,” said Michael D. Farkas, CEO of CarCharging.  “Through the consolidation of CarCharging and Beam’s EV charging network, we will be the dominant player in the New York EV charging market, and we anticipate expanding even further.”

With the acquisition complete, former CEO of Beam, Joseph Turquie, becomes the Chief Marketing Officer of CarCharging.  Mr. Turquie will be based in New York, and will contribute to CarCharging’s European operations.

“We are delighted to combine Beam’s EV charging facilities with those of CarCharging,” said Joseph Turquie.  “We are confident that by merging the companies, we will be able to expand our operations throughout the state, as well as grow the overall market.”

Both CarCharging and Beam utilize EV charging stations manufactured by ChargePoint®, which provide 240 volts with 32 amps of power to quickly recharge an EV’s battery. EV drivers can easily request CarCharging’s evCharge card online to initiate use and payment at any intelligent CarCharging station. The CarCharging card also allows drivers to use charging locations on the ChargePoint® Network, the largest national online network connecting EV drivers to EV charging stations.

Users can pinpoint EV charging station locations using the CarCharging map at www.CarCharging.com. The ChargePoint® mobile application for iPhone, Android, and Blackberry phones also provides real-time charging station location information with turn-by-turn directions.

About Car Charging Group, Inc.

Car Charging Group, Inc. (OTCQB: CCGI) is a pioneer in nationwide public electric vehicle (EV) charging services at accessible and convenient locations. Headquartered in Miami, Florida with offices in California, Canada, and Spain, CarCharging is committed to creating a robust, feature-rich network for EV charging. CarCharging typically pays for all hardware, installation, maintenance and related services; therefore, eliminating initial capital costs for all property owners.

CarCharging has more than 45 strategic partnerships across various business sectors.  CarCharging’s partners manage or own a total of 6.5 million parking spaces, and include, but are not limited to Ace Parking, Central Parking, Equity One, Equity Residential, Walgreens, New York State Environmental Research and Development Authority, City of Miami Beach, and the City of Norwalk, Connecticut.  CarCharging’s services utilize EV charging stations manufactured by ChargePoint®.

For more information about CarCharging, please visit www.CarCharging.com.

For more information about Beam Charging, please visit www.BeamCharging.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Investor Relations and Media Contacts:

CarCharging Media Contact:	CarCharging Investor Relations:
Suzanne Tamargo	Constellation Asset Advisors, Inc.
Suzanne@CarCharging.com	www.ConstellationAA.com
(305) 521-0200 x 214	(415) 524-8500

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